Docusign Envelope ID: C3E78797-B7AE-8936-81D5-D7A3F9C82152

MillerKnoll

June 1, 2026

Jeffrey M. Stutz

Dear Jeff,

This letter confirms the details of our verbal offer. Commencing May 30, 2026, you will perform the duties of Chief Executive Officer through June 30, 2026, and you will formally become Interim Chief Executive Officer on that date. You will report to the Board of Directors, and your assigned work location will be the Design Yard.

Compensation
As discussed, for this role, effective May 30, 2026, your bi-weekly pay will be $34,615.38; annualized, this would be $900,000.

Starting FY27 (May 31, 2026), your Annual Incentive Cash Bonus Plan (AIP) target will be increased to 125% of your annualized base salary while on this interim assignment. The achievement of the award will be based 100% on MillerKnoll Adjusted EBITDA results as determined by the MillerKnoll Compensation Committee of the Board of Directors (Compensation Committee). The details of the AIP are provided separately and are governed by the Compensation Committee.

You will also be eligible to participate in our Long-Term Incentive (LTI) Plan; the first grant will be provided in July 2026. The target value for your LTI Equity Award is 325% of your base salary. The targeted award value, amount granted, and type of equity-based instrument used to deliver the award value are subject to annual adjustments by the Compensation Committee.

Stock Ownership Requirements
Millerknoll believes that ownership aligns the interests of employees with those of shareholders. In support of this belief, and given the nature of your role, your stock ownership requirement will remain at three (3) times your base salary or $2,700,000 while in the interim role. Requirements can be found in the Stock Ownership Guidelines located in **Appendix 1**.

Severance
In certain circumstances, you will be eligible for severance, pursuant to the Salary Continuation Program. Currently, your position is eligible for 18 months of salary continuation upon signing the Termination and Mutual Release Agreement at the time of separation.

Please provide your electronic signature to demonstrate your acceptance of this offer letter. Your electronic signature is as binding as an ink signature. If you have any questions, please feel free to contact me.

Mike Smith	6-3-2026	Signed by: *Christina Demuth* 2D78F6BD5330496...	June 3, 2026
Michael C. Smith Compensation Committee Chair, Board of Directors	Date	Christina Demuth Chief People Officer	Date

Acceptance of Offer:

Signed by: *Jeffrey M. Stutz* 5380A3818B224D9...	June 3, 2026
Jeffrey M. Stutz	Date

Docusign Envelope ID: C3E78797-B7AE-8936-81D5-D7A3F9C82152

MillerKnoll

Appendix 1

Stock Ownership Guidelines – Effective December 1, 2025

The total value of the individual executive's holdings is determined annually on December 1 by using the MillerKnoll, Inc. (NASDAQ: MLKN) share price multiplied by total share ownership as follows:

1) **Leadership Team Member Ownership Requirement – multiple of salary**
   - CEO: 6x
   - Tier 1 – CEO Direct Reports: 3x
   - Tier 2 – Non-CEO Direct Reports: 2x
   - Tier 3 – VP & Below

2) **Shares Counted**
   - Direct Ownership, which includes shares owned and/or held in 401(k) and profit-sharing plans, street name/spouse, trust for the benefit of the executive or his/her family, and owned by any immediate dependent family member residing in the same household.
   - Unvested time-based restricted shares/units.

3) **Share Price**
   - Assessed annually on December 1 using the higher of the closing stock price or the 36-month average closing stock price on the last trading day of each month.

Retention Requirement

When selling shares, executives who have not met applicable ownership guidelines must retain a minimum of 50% of the net (post-tax) value of vested restricted stock, performance shares, restricted stock units, and spread value of exercised stock options.